Exhibit (h)(3)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this ___ day of January, 2005 by and between AHA Investment Funds, Inc., a Maryland corporation (the "COMPANY"), and SEI Global Services, Inc. (the "ADMINISTRATOr"), a Delaware corporation.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), consisting of several series funds ("FUNDS"), each of which may consist of one or more classes of shares ("SHARES"); and

         WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Funds of the Company on the terms and conditions hereinafter set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Company and the Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE ADMINISTRATOR. Company hereby retains the Administrator to furnish the Funds with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

         ARTICLE 2. ADMINISTRATIVE AND ACCOUNTING SERVICES. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. The Administrator shall provide the Company with all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Board of Directors' meetings) for providing such services. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain responsible to Company for the acts and omissions of such other entities. In meeting its duties hereunder, Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

         ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Company as well as the Board of Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Company to perform services on behalf of the Company.

         (B) FUND EXPENSES. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state

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securities laws, fees and out-of-pocket expenses of the Board of Directors of the Company who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of any Board of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Company. Company shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

         ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR. Company shall pay to the Administrator compensation at the annual rate specified in Schedule B to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "ADMINISTRATOR" shall include directors, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to Company for consequential, indirect or punitive damages.

         So long as the Administrator, or its agents, acts in good faith, with due diligence and is not otherwise negligent in the performance of its duties hereunder, Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Company or any other service rendered to the Company hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The Administrator shall indemnify and hold the Company harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorneys' fees) arising directly or indirectly out of losses, liabilities or damages resulting from the willful misfeasance, bad faith or gross negligence of the Administrator of said administrative relationship to the Company or any other service rendered to the

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Company hereunder. The indemnity and defense provision set forth herein shall indefinitely survive the termination of this Agreement.

         In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case an indemnifying party (the "INDEMNIFYING PARTY") may be asked to indemnify or hold an indemnified party (the "INDEMNIFIED PARTY") harmless, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnified Party, but failure to do so in good faith shall not effect the rights hereunder.

         The Indemnifying Party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If an Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen such Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld. In the event that an Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If an Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party.

         The Administrator may apply to Company at any time for instructions and may consult counsel for Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of Company until receipt of written notice thereof from Company.

         Nothing herein shall make Administrator liable for the performance or omissions of unaffiliated third parties not under Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services. For the avoidance of doubt, Administrator and Company each agree that subsection (u) of Schedule A hereto shall not be construed as obligating Administrator to control any custodian or transfer agent, it being understood and agreed that Administrator's obligations under subsection (u) of Schedule A hereto relate solely to assisting and facilitating a functional relationship among the Funds, custodian, transfer agent and Administrator.

         ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth in Schedule B hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 60 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (c) as to any Fund or the Company,

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effective upon the liquidation of such Fund or the Company, as the case may be or (d) by effective merger of the Funds into the CNI Charter Funds trust (the "TRUST"), such Trust being administered by Administrator pursuant to that certain Administration Agreement by and between the Trust and the Administrator, dated April 1, 1999. For purposes of this paragraph, the term "LIQUIDATION" shall mean a transaction in which the assets of the Company or a Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

         ARTICLE 7. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

         ARTICLE 8. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Company and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law or after prior notification to and approval in writing by Company, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

         ARTICLE 9. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify Company and follow Company's instructions as to permitting or refusing such inspection; provided that the Administrator may, per notice to the Company, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) Company has agreed to indemnify the Administrator against such liability.

         ARTICLE 10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

         ARTICLE 11. INTERNET ACCESS. Data and information may be made electronically accessible to the Company and its adviser and/or sub-adviser through Internet access to one or more links provided by the Administrator ("WEB LINK"). All rights in Web Link (including text and "look and feel" attributes)

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are owned by Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of Administrator. Use of the Web Link by Company or its agents will be subject to any terms of use set forth on the web site. A Web Link and the information (including text, graphics and functionality) in the Web Link is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

         ARTICLE 12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 13. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         ARTICLE 14. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 15. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to Company, at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60002; and if to the Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

         ARTICLE 16. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor

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dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

         ARTICLE 17. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 18. INSURANCE. The Administrator has in full force and effect the "SEI Corporate Insurance Program," which provides, INTER ALIA, (i) Errors & Omissions Professional Liability Policy, which provides coverage for all of the Administrator's business activities with an annual limit of liability of $75,000,000 per occurrence and in the aggregate $75,000,000 and (ii) Financial institution bonds Form No. 14 (brokers/dealers) and Form No. 24 (bankers blanket bond) as promulgated by the Surety Association of America, which provide insurance coverage for the Administrator's employees in an annual limit of $50,000,000 per occurrence and $100,000,000 in the aggregate, and covering without limitation, the following criminal activities: 1) forgery or alteration,
2) on premises, 3) in transit, 4) counterfeit currency, 5) computer systems fraud, 6) securities, 7) voice initiated transfer fraud, 8) telefacsimile transfer fraud, 9) computer virus, 10) trading loss, 11) toll fraud, 12) transit cash, 13) unauthorized signatures, 14) uncollectible items of deposit, 15) stop payment legal liability, 16) audit expense, and 17) claims expense. The Administrator will maintain the insurance policies described in this Article 18, or forms substantially similar thereto, at all times during the term of this Agreement.

         ARTICLE 19. DEFINITIONS OF CERTAIN TERMS. The term "AFFILIATED PERSON," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 20. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

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         ARTICLE 21. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 22. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 23. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 24. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


AHA INVESTMENT FUNDS, INC.


By:
   -----------------------------------------
Name:
Title:



         SEI GLOBAL SERVICES, INC.



By:
   -----------------------------------------
Name:
Title:

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                                   SCHEDULE A

                                LIST OF SERVICES

      Administrator shall provide the following services to the Company:

(a)   Maintain the Company's accounting books and records;

(b) Obtain portfolio security valuations from appropriate sources consistent with the Company's pricing and valuation policies, and calculate net asset value of each portfolio and class;

(c) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

(d) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and control all expense disbursements to vendors and service providers;

(e) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

(f) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

(g) Provide standardized performance reporting data to the Company and its adviser;

(h) Provide performance, financial and expense information for registration statements and proxies;

(i) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

(j) Prepare Company's financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-PX, N-CSR, N-Q and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Form N-SAR, Form 24f-2 and annual/semi-annual reports via EDGAR, and provide sub-certifications for forms N-CSR and N-Q to the Funds' certifying officers as may be reasonably requested;

(k) Monitor each Portfolio's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

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(l)   Prepare and file federal and state tax returns for the Company, and provide data for year-end 1099's and supplemental tax letters;

(m) Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Directors as are required or as the Board may reasonably request;

(n) Manage the proxy process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

(o)   Provide individuals to serve as officers of the Company, as requested;

(p) Coordinate with Company's counsel on drafting, review and filing of registration statements and proxies, and coordinate printing and delivery of prospectuses and proxies;

(q) Coordinate the Company's Board of Directors' schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);

(r) Provide consultation to the Company and its adviser on regulatory matters relating to the operation of the Company, and update the Company and its adviser on significant regulatory and legislative developments which may affect the Company;

(s) Develop or assist legal counsel to the Company in the development of policies and procedures relating to the operation of the Company;

(t) Act as liaison to legal counsel to the Company and, where applicable, to legal counsel to the Company's independent directors;

(u) Assist in the selection of, and provide oversight with respect to, the Funds' custodian and transfer agent, including but not limited to providing ongoing relationship management assistance as requested and facilitating problem resolution and general communications;

(v) Coordinate with Company counsel in the preparation, review and execution of contracts between the Company and third parties, such as the Company's investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

(w) Assist the Company in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Company's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

(x) Provide consulting with respect to the ongoing design, development and operation of the Company, including new portfolios or share classes and/or load structures and financing, as well as changes to investment objectives and polices for existing portfolios;

(y) Coordinate as necessary the registration or qualification of shares of the Company with appropriate state securities authorities.

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(z)   Assist the Company in obtaining and keeping in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Board of Directors.


                            [END OF SCHEDULE A]


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                                   SCHEDULE B

                                      FEES

Funds: This Agreement shall apply with respect to the following Funds of the Company, (collectively, the "FUNDS"):


                  AHA LIMITED MATURITY FIXED INCOME FUND
                  AHA FULL MATURITY FIXED INCOME FUND
                  AHA BALANCED FUND
                  AHA DIVERSIFIED EQUITY FUND
                  AHA SOCIALLY RESPONSIBLE EQUITY FUND

Fees: Pursuant to Article 4, Company shall pay the Administrator ten
(10) basis points of the aggregate average daily net assets of the Company.

         This fee schedule is subject to a minimum annual fee of $250,000 for all Funds and classes in existence as of the effective date of this Agreement. The minimum fee shall be increased $25,000 for each Fund created after the effective date of this Agreement. In addition, the minimum fee shall be increased $ 15,000 for each new class added to a Fund of the Company after the effective date of this Agreement, as well as for each class in excess of one for new Funds added after the effective date of this Agreement.

Term: This Agreement shall become effective on the conversion date and shall remain in effect through date immediately preceding the third anniversary of the conversion date ("INITIAL TERM") and, thereafter, for successive terms of three (3) year(s) each (each a "RENEWAL TERM"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof. Company and Administrator will confirm the actual date of the conversion date within a reasonable period of time, not to exceed 30 days, after the occurrence of the conversion date.

Misc.: Company acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Fund-by-Fund basis in the event a Fund has not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of such Fund's transactions, valuations and reconciliations.

         Administrator hereby agrees to assume Company's payment obligations for CUSIP fees, as such CUSIP fees are set forth in the related Transfer Agency Agreement by and between the Company and Forum Shareholder Services, LLC ("FORUM"); provided, however, Administrator shall not be obligated to (i) assume any such CUSIP fees that are payable in respect of periods prior to the Effective Date of this Agreement or (ii) assume any increases in such CUSIP fees without Administrator's prior written consent. Administrator shall assume Company's payment obligation for the CUSIP fees either by reimbursing Company or making payment directly to Forum, as the parties may mutually agree.

                               [END OF SCHEDULE B]

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